                                                                      Exhibt 2.1

                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 21, 1999 (the "Effective Date"), by and among HORIZON Pharmacies, Inc. ("Buyer"), Ricker H. Jones, an individual, Linda K. Garrelts, an individual (collectively, the "Sellers") and Jones Low Price Drugs, Inc. (the "Company").

                                 R E C I T A L S

         Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the outstanding capital stock of the Company (the "Company Stock"), in consideration of the Purchase Price (hereinafter defined), upon the terms and subject to the conditions set forth herein.

                               A G R E E M E N T S

         NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

I.       PURCHASE AND SALE OF SHARES.

         A. PURCHASE AND SALE. On the Effective Date upon the terms and subject to the conditions of this Agreement, the Sellers shall sell to Buyer, and Buyer shall purchase from the Sellers, all of the issued and outstanding shares of Company Stock (the "Shares"), free and clear of all Liens.

         B. PURCHASE PRICE. The aggregate purchase price payable by Buyer to the Sellers in consideration for the sale of the Shares, prior to price adjustments as provided in subparagraph C below, shall be $3,350,000 (the "Purchase Price"). Subject to the satisfaction of the other terms and conditions of this Agreement, Buyer shall pay to the Sellers the Purchase Price in the following manner:

                  (i) $1,650,000 (payable $825,000 each to Ricker H. Jones and Linda K. Garrelts), either by wire transfer or by certified or cashier's check; and

                  (ii) a promissory note in favor of Ricker H. Jones and a promissory note in favor of Linda K. Garrelts, each in the stated principal amount of $850,000 with interest thereon at a rate of 8.5% per annum, payable over five years in monthly installments and secured by the Exhibit "F-1" and "F-2" Guaranties by the Company (with said Guaranties collateralized by Security interests in the Company's intellectual property and several intangibles (including the name "Jones Low Price Drugs") inventory, furniture, fixtures and equipment of the Company pursuant to the Exhibit "B-2" and "C-2" Security Agreements)(the "Notes").

         C. POST CLOSING ADJUSTMENTS TO PURCHASE PRICE. Any net change in the Purchase Price resulting from the post closing adjustments to the Purchase Price described below shall be added to (if positive), or subtracted from (if negative), the deferred portion of the Purchase Price represented by the Paragraph I.B(ii) Promissory Notes, which Notes shall be amended to reflect the price change (one-half of the total price adjustment made to each Note). The parties agree to make said Note amendments not later than five (5) business days after the first to occur of: (i) receipt of the change in equity price adjustment from the Certified Public Accountant described in subparagraph C. 1 below; or (ii) thirty (30) days after the Effective Date.

                  1. PURCHASE PRICE ADJUSTMENT FOR CHANGES IN EQUITY. The Purchase Price shall be adjusted for changes in book value equity as set forth in the Company's financial statements (determined after certain adjustments set forth in Paragraph V.E) occurring between December 31, 1998 and close of business on the Effective Date as determined by the Company's Certified Public Accountant that prepared the Company's December 31, 1998 financial statements. In determining the change in equity, the parties shall determine the change in the value of the inventory based upon a physical inventory of the Company conducted by Washington Inventory Service on or about October 14, 1999. Changes in equity occurring after October 14 and through the Effective Date shall be based upon the good faith calculations and adjustments of the Company's CPA pertaining to operations during said interim period. The value of inventory as of December 31, 1998 and as of the Effective Date, shall be determined without reduction for LIFO reserve as of both dates. The Purchase Price adjustment for change in equity through the Effective Date shall be determined by the Company's Certified Public Accountant not later than thirty (30) days after the Effective Date.

                  2. BAD DEBT PRICE ADJUSTMENT. The Purchase Price shall be: (i) increased by the amount of the Company's reserve account entitled "Medical Contract Allowance" as of the close of business on the Effective Date (said account had an approximate balance on October 14, 1999 of $87,600); and (ii) reduced by the sum of Eighty-five Thousand Dollars ($85,000.00) (1/2 of said amount to be allocated to each Seller) for the agreed amount of the uncollectable portion of accounts receivable shown on the Company's balance sheet effective of the close of business on the Effective Date.

                  3. COVENANT NOT TO COMPETE. The Purchase Price shall be reduced by the amount of Five Thousand Dollars ($5,000.00), attributable to the agreed allocation of consideration to the Sellers' covenants not to compete, as set forth in Paragraph II.B.1. Said price reduction shall be divided equally between the Sellers.


II. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to the Sellers as follows:


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

         A. ORGANIZATION, STANDING AND CORPORATE POWER. Buyer is a corporation duly organized, validly existing and in good standing in the state of its incorporation and has all necessary corporate power and authority to execute this Agreement and the other documents to be executed by it in connection herewith (collectively with this Agreement, "Buyer's Agreements") and to consummate the transactions contemplated hereby and thereby.

         B. AUTHORITY. Buyer's execution, delivery and performance of Buyer's Agreements and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on its part and, assuming the due execution and delivery by the Company of this Agreement and the other documents to be executed by it in connection herewith (collectively with this Agreement, the "Company's Agreements") and the due execution and delivery by the Sellers of this Agreement and the other documents to be executed by them in connection herewith (collectively with this Agreement, the "Sellers' Agreements"), will constitute the valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally.

         C. CONSENTS. The execution, delivery and performance of Buyer's Agreements by Buyer does not require the consent of a governmental entity or a third party not affiliated with Buyer.

         D. FINANCIAL STATEMENTS. The Buyer has delivered to the Sellers copies of its most recent audited balance sheets, together with the audited statements of income and cash flows of the Company for the periods then ended, and the notes thereto, accompanied by the reports thereon, of its independent Certified Public Accounts.

         E. INDEPENDENT INVESTIGATION AND INSPECTION. The Buyer has duly inspected all tangible property of the Company and hereby warrants and represents, subject to the warranties and representations of the Company and the Sellers contained herein, including those specified in Paragraph III.G., that the Buyer accepts said tangible property "as is". Buyer further warrants and represents that it has had full access to and has been provided with current and past financial statements, tax returns, and any other books and records of the Company that it has requested, and that it has had full opportunity to inspect the same, both personally and through agents of its choice, and that through its inspection and investigation, it has satisfied itself as to the worth of the business and its assets and has formed its own independent opinion of the value of the ownership of the Company. Buyer further warrants and represents that neither prior to execution of this Agreement nor at the time of Closing on the Effective Date has there been any business record, piece of financial information or other information concerning or affecting the stock, assets, business, business operation, or business organization of the Company, or relating to the Sellers, which has been requested and has not been provided to it.

         F. FINANCIAL CAPACITY. The Buyer has the financial capacity to perform this Agreement, including specifically, and without limitation, the payment of the Promissory Notes referenced herein in the manner described herein from its own resources.

         G. INVESTMENT. The Buyer is acquiring the Shares for investment for its own account, and not as a nominee or agent, and not with a view to, or for resale in connection with any distribution thereof. The Buyer understands the Shares have not been, and will not be, registered under the Federal and State Securities Acts by reason of a specific exemption or exemptions from the registration provisions of the Securities Acts which depend upon, among other things, the bona fide nature of the purchaser's investment intent and the accuracy of the purchaser's representations as expressed herein. The Buyer further understands that no public market now exists for any of the Shares issued by the Company and that there is no assurance that a public market will ever exist for the Shares, as a consequence of which the Buyer may be required to hold such Shares, and to bear the risk of such investment, indefinitely.


         H. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Financial Statements referenced in Paragraph II.D above, there has not occurred, and the Buyer has not incurred or suffered, any event, circumstance, or fact that could result in a material adverse effect on the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), liabilities or prospects of the Buyer. Since the date of the Financial Statements, there has not occurred, and the Buyer has not incurred or suffered, any event, circumstances or fact that materially impairs the physical assets of the Buyer or its ability to perform its obligations under this Agreement.


III. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. The Company and the Sellers, jointly and severally, hereby represent and warrant to Buyer as follows:

         A. ORGANIZATION, STANDING AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing in the state of its incorporation and has all necessary corporate power and authority to execute the Company's Agreements and to consummate the transactions contemplated hereby and thereby. The Company's execution, delivery and performance of the Company's Agreements and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on its part and, assuming the due execution and delivery of Buyer's Agreements by Buyer, will constitute the valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally.

         B. CAPITAL STRUCTURE. The authorized capital stock of the Company consists of fifteen thousand (15,000) shares of Ten Dollar ($10.00) par value common stock. There are nine hundred nine (909) shares of common stock issued and outstanding and no shares of common stock are held by the Company in its treasury. No shares of capital stock of the Company are reserved for issuance for any other purpose. All the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote ("Voting Debt") on any matters on which holders of the common stock may vote. There are no options, warrants, calls, rights, commitments, or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of the Company, or obligating the Company to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement. There are no outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any shares of common stock. SCHEDULE 3(b) identifies as of the date of this Agreement the record and beneficial owner, if different, of the issued and outstanding shares of common stock.
The Company has no subsidiaries or equity interest in any entity.

         C. CONSENTS; NONCONTRAVENTION. Except as set forth on SCHEDULE 3(c) hereto, the execution, delivery and performance of the Company's Agreements by the Company (i) does not require the consent of any governmental entity or third party, (ii) will not conflict with or violate the provisions of the Company's articles of incorporation or bylaws or any applicable law or any judgment, order or ruling of any government authority having jurisdiction over the Company,
(iii) will not, directly or indirectly, conflict with or constitute a breach or default under any agreement, document, instrument, license or permit to which the Company is a party or is subject, and (iv) will not result in the creation of any Lien on the assets of the Company.

         D. LICENSES. The Company is the authorized legal holder of all licenses, permits and authorizations from governmental and regulatory authorities that are required for the lawful operation of the Company. Copies of all such licenses, permits and authorizations have been provided to, or made available for inspection by, the Buyer. All of such licenses, permits or authorizations, are in full force and effect and are not subject to any restrictions or conditions limiting or restricting the business of the Company. There are no pending or, to the best knowledge of the Company or either Seller, threatened proceedings which could result in the revocation, modification or nonrenewal of such licenses, permits and authorizations and neither the Company nor either Seller has any reason to believe that such licenses, permits and authorizations will not be renewed in their ordinary course.

         E. COMPLIANCE WITH APPLICABLE LAWS.Except to the extent that the same has not had and will not have a material adverse effect on the Company, the Company is in compliance with all laws, regulations, rules and governmental orders applicable to it and the Company has not violated such laws, regulations, rules or governmental orders, and no such violations have occurred which would affect the Company's ability to perform its obligations hereunder or which could reasonably be expected to have a material adverse effect on the Company's financial conditions, results of operations or prospects.

         F. LITIGATION. The Company is not subject to any judgment, injunction, order or arbitration decision, and there is no litigation or administrative proceeding pending or, except as otherwise provided in Paragraph III.O, to the best of the Company's or either Seller's knowledge, threatened against the Company or which would affect the Company's ability to perform its obligations hereunder or which could reasonably be expected to have a material adverse effect on the Company's financial conditions, results of operations or prospects.

         G. ASSETS, LIENS, ETC. The Company owns and has, and following the Closing will have, good and marketable title to, or a leasehold interest in, the assets of the Company, which assets include all real and personal property necessary to conduct the business and operations of the Company. All of the personal property owned or leased by the Company is in good and technically sound operating condition and repair, normal wear and tear excepted, is suitable for the purposes for which it is now being used and has been maintained in a manner consistent with good business practice; provided, however, that Company (and Sellers) do not make any warranty or representation about Y2K compliance of Company's computer hardware or software and believe said hardware and software not to be Y2K compliant. Each lease included in the assets of the Company is a valid and binding obligation of the Company and is in full force and effect, and the Company is not and, to the knowledge of the Company or either Seller, no other party is, in default in any material respect under any such lease. All of the Company's assets are free and clear of all liens, pledges, voting agreements, voting trusts, proxy agreements, claims and security interests (except for the security interests and Guaranty in favor of Sellers that will be granted by Buyer at Closing). In addition, all of the Company's owned assets (and to the best of Company's and Sellers' knowledge, Company's leasehold interests in its two real estate Leases referenced in Paragraph III.H below) are free of all restrictions, mortgages, deeds of trust, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind that materially impair Company's utilization of its leasehold interests. However, the Company is not commenting on any of the items referenced in the immediately preceding sentence as they pertain to the lessor's fee interests in said real property. All of the above-referenced Paragraph G obligations or encumbrances are referred to collectively as "Liens").

         H. REAL PROPERTY. The Company does not own any real property. The Company leases the premises of its Spokane drugstore and its Deer Park drugstore. Buyer has been provided copies of both Leases, as well as the current Amendment of the Deer Park Lease (that has been agreed to but not yet signed by the landlord) and a copy of a letter from landlord's legal counsel acknowledging timely exercise by the Company of its option to renew said Deer Park Lease. The Company has a valid leasehold interest in each parcel of leased real property.

         I. INTELLECTUAL PROPERTY. All trade names, service marks, copyrights and other intellectual property (including Internet Domain Names) used by the Company are licensed to or owned by the Company. Company shall grant a security interest in said intellectual property to Sellers upon Closing pursuant to the Exhibits "B-2" and "C-2" Security Agreements. All licenses of such intellectual property are valid and uncontested, and the Company has received no notice of infringements or unlawful use of such intellectual property.

         J. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 3(j), there are not, to the Company's and each Seller's knowledge, any hazardous substances in, on or under the owned, operated or leased real property or facilities of the Company that are in a condition or location that violates any applicable laws or that has required or would require remediation under applicable laws or give rise to a claim for damages or compensation by any affected person or that would cause any material loss, cost, liability or expense in connection with any violation of any applicable law, any order of any governmental entity or any claim by any private or public person arising out of any exposure of any person or property to any hazardous substance.



         K.       FINANCIAL STATEMENTS.

                  1. The Company has delivered to Buyer copies of (a) the compiled balance sheet of the Company as of April 30, 1996, April 30, 1997, April 30, 1998, and December 31, 1998, together with compiled statements of income of the Company for the periods then ended, (b) the internally-prepared interim balance sheet of the Company as of September 30, 1999 (the "Balance Sheet"), together with the related statement of income for the period then ended (such compiled and internally-prepared financial statements collectively being referred to as the "Financial Statements"). The Financial Statements that consist of statements compiled by the Company's Certified Public Accountant were prepared in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The compiled Balance Sheet and related statements of income and stockholder's equity are further limited by the statements of the CPA attached to said compiled Financial Statements.

                  2. There is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, of the Company that is not reflected or reserved against in the Balance Sheet, other than
         (a) liabilities incurred in the ordinary course of business in a manner consistent with past practice since the date of the Balance Sheet (the "Balance Sheet Date"); (b) Closing expenses for this transaction, including professional advisor (e.g., legal and accounting) fees; (c) those disclosed in Paragraphs V.E and XI and SCHEDULE 5(e); or (d) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants applied in a manner consistent with past practice, in the preparation of the Financial Statements.

         L. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, and except as otherwise provided in Paragraphs III.K.2, V.E and XI and Schedule 5(e), there has not occurred, and the Company has not incurred or suffered, any event, circumstance, or fact that could result in a material adverse effect on the business, operations, properties (taken as a whole), condition (financial or otherwise), results of operations, assets (taken as a whole), liabilities or prospects of the Company. Since the Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice. Since the Balance Sheet Date, there has not occurred, and the Company has not incurred or suffered, any event, circumstance or fact that materially impairs the physical assets of the Company.

         M.       TAXES.

                  1. The Company has timely filed all Returns (defined below) required to be filed by it through the Balance Sheet Date (if required to be filed annually or monthly), or through October 15, 1999 (if required to be filed more frequently than monthly). An extension of time within which to file any Return has not been filed, requested or granted. Except to the extent that the same has not had and will not have a material adverse effect on the Company, all Returns filed by the Company are, to the knowledge of the Company and the Sellers, complete and accurate in all material respects. The Company has paid all Taxes shown as due on such Returns, and the Balance Sheet reflects an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the Balance Sheet Date. As of the Balance Sheet Date, all monies required to be withheld by the Company from employees or collected from customers for Taxes and the portion of any Taxes to be paid by the Company to governmental agencies or set aside in accounts for such purposes have been so paid or set aside, or such monies have been reserved against and entered upon the books and are reflected in the Balance Sheet. The Company's last payroll, pre-Effective Date, is October 15, 1999 and all monies required to be withheld by the Company from Employees and the portion of any Taxes to be paid by the Company to government agencies relating to such payroll, have been so paid or set aside. All monies required to be collected from customers for Taxes from the Balance Sheet Date through the Effective Date and the portion of any Taxes to be paid by the Company to government agencies for the period from the Balance Sheet Date through the Effective Date will be paid, set aside, or shown on the books and reflected on the Corporation's Balance Sheet as of the Effective Date, the last day of the Company's final "short" "S" corporation tax year. There are no legal, administrative, or Tax proceedings pursuant to which the Company is or could be made liable for any Taxes, penalties, interest, or other charges. The Company shall cause to be prepared and timely filed a final "S" corporation tax year tax return for the period commencing 1/1/99 through the Effective Date.

                  2. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for, and no requests for waivers of the time to assess any such Taxes have been granted or are pending. The statute of limitations on assessment or collection of any federal income taxes due from the Company has expired for all taxable years of the Company through 1993. No audit or other proceeding by any court, governmental or regulatory authority or similar entity is pending in regard to any Taxes due from or with respect to the Company or any Return filed by the Company, other than normal and routine audits by non-federal governmental authorities. None of the assets or properties of the Company is subject to any tax lien, other than any such Liens for Taxes which are not yet due and payable, which may thereafter be paid without penalty ("Permitted Tax Liens").

                  3. No consent to the application of Section 341(f)(2) (or any predecessor provision) of the United States Internal Revenue Code of 1986, as amended (the "Code") has been made or filed by or with respect to the Company. The Company has not agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company which, in each respective case, will or would reasonably cause the Company to include any material adjustment in taxable income for any taxable period (or portion thereof) ending after the Effective Date. The Company has not made, or is not obligated or may not become obligated to make, any payments that will not be deductible by reason of section 280G of the Code. The Company has not been a member of an affiliated group of corporations which has filed a consolidated federal income tax return nor otherwise has any liability for the taxes of any person under Treas. Reg. Section 1.1502-6, any similar provision of state, local, or foreign law, or by reason of its status as a transferee, successor, indemnitor or otherwise.

                  4. None of the property of the Company is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of Section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of Section 168(g)(5) of the Code).

                  5. The Company is not a party to, is not bound by, and has no obligation under, any tax sharing agreement, tax allocation agreement or similar contract, agreement or arrangement.

                  6. The Company has not executed or entered into with the Internal Revenue Service, or any taxing authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for, the Company for a taxable period ending after the Effective Date.

                  7. "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any of the foregoing Taxes.

                  8. "Returns" means all returns, declarations, reports, statements and other documents required to filed in respect of Taxes, and the term "Return" means any of the foregoing Returns.

         N.       EMPLOYEE BENEFITS MATTERS.

                  1. The Company has provided Buyer and/or its agents copies of, and descriptions of, each of the following which is sponsored, maintained or contributed to by the Company for the benefit of the employees of the Company, former employees of the Company, directors of the Company, former directors of the Company, or any agents, consultants, or similar representatives providing services to or for the Company, or has been so sponsored, maintained or contributed to within six years prior to the Closing Date for the benefit of such individuals:

                           a. each "employee benefit plan," as such term is
                  defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), (each, a "Plan");

                           b. each personnel policy, stock option plan, stock
                  purchase plan, stock appreciation rights, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding of the Company.

                  2. True, correct and complete copies of each of the Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Plan, including all amendments thereto, have been furnished to Buyer. There has also been furnished to Buyer, with respect to each Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Benefit Programs and Agreements have also been furnished to Buyer. Additionally, the most recent determination letter from the Internal Revenue Service for each of the Plans intended to be qualified under section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and any outstanding determination letter application for such plans has been furnished. Company benefit plans and policies provided to the Buyer (either copies of, or review of original plan documents) include the following: SARSEP, Cafeteria Plan (with medical insurance and dependent care, including description of medical insurance and dependent care coverage) and employee manual.

                  3. Each Plan, Benefit Program, and Agreement has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for such failure to comply with such terms and provisions has not had and will not have a material adverse effect on the Company.

                  4. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company or either Seller, threatened against, or with respect to, any of the Plans, Benefit Programs or Agreements or their assets.

                  5. No Plan or plan sponsored, maintained or contributed to within six years prior to the Closing Date by a corporation, trade, business or entity under common control with the Company within the meaning of section 414(b), (k) or (m) of the Code or section 4001 of ERISA ("Commonly Controlled Entity") is subject to Title IV of ERISA.

         O. LABOR. Except as otherwise disclosed in Schedule 3(o), the Company is not the subject of any suit, action or proceeding which is pending or, to the knowledge of the Company or either Seller, threatened, asserting that the Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company to bargain with any labor organization as to wages and conditions of employment. No strike or other labor dispute involving the Company is pending or, to the knowledge of the Company or either Seller, threatened. The Company is not a party to any collective bargaining agreement and has not agreed to recognize any union or other collective bargaining representative, nor has any union or collective bargaining representative been certified as the exclusive bargaining representative of any of its employees. To the Company or either Seller's knowledge, no union organizational campaign or representation petition is currently pending with respect to any employees of the Company.

         P. MATERIAL AGREEMENTS. SCHEDULE 3(p) describes to the satisfaction of the Buyer all (1) loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments (collectively, "Debt Instruments") pursuant to which any Debt of the Company is outstanding or may be incurred and the respective principal amounts currently outstanding thereunder, including all interest payable thereon and the amount of any premiums or prepayment penalties incurred in the payment in full and retirement of the Debt Instruments as of the Effective Date, (2) employment agreements, (3) consulting agreements, (4) agreements or arrangements involving the Company in which any officer, director, or affiliate of the Company has a financial interest, including indebtedness to the Company, (5) real or personal property leases, subleases, licenses, or sublicenses material to the conduct of the Company, (6) any other oral or written agreements, contracts or other binding arrangements to which the Company is a party or is otherwise bound (unless such agreement, contract or arrangement is terminable upon less than 30 days' notice) and (7) any other contract that is material to the Company's business (collectively, "Material Agreements"). The Company has made available to Buyer true and correct copies of such Material Agreements or the original Material Agreement for review at the offices of the Company. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Material Agreement. "Debt," without duplication, means (d) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (e) all obligations of the Company to pay any deferred or contingent amounts (determined as if such contingency has occurred) in respect of the purchase price for property, assets or services, except accounts payable arising in the ordinary course of business, (f) all obligations of the Company to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with generally accepted accounting principles, (g) any reimbursement obligation of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company, (h) any payment obligation of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (i) all indebtedness secured by any lien existing on property owned by the Company (exclusive of the Exhibit B-2 and C-2 Security Agreements), whether or not indebtedness secured thereby shall have been assumed, (j) all guaranties (exclusive of the Exhibit "F" Guaranty of the Company to the Sellers), endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness of others, and (k) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid.

         Q. EXTRAORDINARY PAYMENTS. The Company is not required, pursuant to any oral or written contracts or other agreements, to make any payments or other distributions to any directors, officers, employees or agents of the Company as a result of the transactions contemplated by the Company's Agreements or the Sellers' Agreements, including all severance payments, termination payments or other amounts payable (including, without limitation, the estimated costs of benefits required to be provided) under the terms of any employment agreement determined as if the employee's employment with the Company was terminated after the occurrence of a "change of control" or other similar event (collectively, "Extraordinary Payments").

         R. INSURANCE. Since January 1, 1997, the Company has held insurance issued by insurers of its choice against such risks as the Company's management reasonably deemed appropriate. The Buyer has been provided with copies of all of Sellers' insurance policies currently in effect.

         S. DISCLOSURE. No representation or warranty made by the Company and contained in this Agreement contains any untrue statement of a material fact or omits any material fact required to make any statement contained herein not misleading. Neither the Company nor either Seller is aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each Seller hereby represents and warrants to Buyer as follows:

         A. OWNERSHIP OF SHARES. As of the date hereof, each Seller is the holder of record and owns beneficially the number of shares of Company Stock set forth opposite such Seller's name in Schedule 4(a), free and clear of all Liens.

         B. CAPACITY; AUTHORITY. Each Seller has full legal capacity to execute the Sellers' Agreements and consummate the transactions contemplated hereby and thereby. Each Seller's execution, delivery and performance of the Sellers' Agreements and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller and, assuming the due execution and delivery of Buyer's Agreements by Buyer, will constitute the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. No person other than the Sellers has any interest in any of the assets of the Company.

         C. CONSENTS; NONCONTRAVENTION. Except to the extent that the same has not had and will not have a material adverse effect on the Company, the execution, delivery and performance of the Sellers' Agreements by each Seller do not require the consent of any governmental entity or third party, will not conflict with or violate any applicable law or any judgment, order or ruling of any government authority having jurisdiction over either Seller, will not, directly or indirectly, conflict with or constitute a breach or default under any agreement, license or permit to which such Seller is a party or is subject, and will not result in the creation of any lien or encumbrance on the assets of the Company.

V. ACTIONS TO OCCUR CONTEMPORANEOUSLY WITH THE EXECUTION OF THIS AGREEMENT; THE CLOSING; ESCROW.

         A. On the Effective Date, the Sellers shall execute for delivery, as provided below, the following:

                  1. SHARE CERTIFICATES. Endorsed stock certificates (or executed stock powers) transferring ownership of certificates to the Buyer representing all of the outstanding Shares;

                  2. LEGAL OPINION. An opinion of Douglas, Eden, Phillips & DeRuyter, counsel to the Sellers in the form attached as Exhibit "G";

                  3. CONSENTS; ACKNOWLEDGMENTS. The original of each consent or approval of each party to any contract or other agreement (including evidence of the payment of any required payments) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby in a form and substance satisfactory to Buyer;

                  4. EMPLOYMENT AGREEMENT. A counterpart of the employment agreement in the form of Exhibit "D" executed by Linda K. Garrelts;

                  5. SECURITY AGREEMENT.

                     (i) A counterpart of the Security Agreement in the form of Exhibit "B-2" executed by Ricker H. Jones;

                     (ii) A counterpart of the Security Agreement in the Form
                  of Exhibit "C-2", executed by Linda K. Garrelts.

                  6. UCC-1 FINANCING STATEMENTS.

                     (i) UCC-1 Financing Statement for the Ricker H. Jones
                  Security Interest in the form attached as Exhibit "B-3".

                     (ii) UCC-1 Financing Statement for the Linda K. Garrelts
                  Security Interest in the form attached as Exhibit "C-3".

                  7. UCC-3 CHANGE (TERMINATION) STATEMENTS.

                     (i) UCC-3 Termination Statement for the Ricker H. Jones
                  Security Interest in the form attached as Exhibit "B-4".

                     (ii) UCC-3 Termination Statement for the Linda K. Garrelts
                  Security Interest in the form attached as Exhibit "C-4".

                  8. Counterpart of the Escrow Instructions Provided by the Escrow Agent, Specified Below, in the form attached as Exhibit "E".

         B. On the Effective Date, the Company will execute for delivery the following:

                  1. The Commercial Guaranty Agreement for Ricker H. Jones in the form attached as Exhibit "F-1".

                  2. The Commercial Guaranty Agreement for Linda K. Garrelts in the form attached as Exhibit "F-2".

         C. On the Effective Date, the Buyer will execute for delivery or perform the following:

                  1. PURCHASE PRICE. The Purchase Price as provided by Section I.B (including the payment required at Closing and the two Notes in the form attached as Exhibits "B-1" (Jones Note) and "C-1" (Garrelts Note)) paid as provided in Paragraph V.D; and

                  2. EMPLOYMENT AGREEMENT. A counterpart of the Garrelts Employment Agreement in the form of Exhibit "D" executed by Buyer;

                  3. SECURITY AGREEMENT.

                     (i) A counterpart of the Jones Security Agreement
                  executed by Jones Low Priced Drugs, Inc. in the form of Exhibit "B-2", executed by Buyer;

                     (ii) A counterpart of the Garrelts Security Agreement
                  executed by Jones Low Priced Drugs, Inc. in the Form of Exhibit "C-2", executed by Buyer.

                  4. UCC-1 FINANCING STATEMENTS.

                     (i) UCC-1 Financing Statement for the Ricker H. Jones
                  Security Interest in the form attached as Exhibit "B-3" executed by Jones Low Priced Drugs, Inc.

                     (ii) UCC-1 Financing Statement for the Linda K. Garrelts
                  Security Interest in the form attached as Exhibit "C-3 executed by Jones Low Priced Drugs, Inc.

                  5. UCC-3 CHANGE (TERMINATION) STATEMENTS.

                     (i) UCC-3 Termination Statement for the Ricker H. Jones
                  Security Interest in the form attached as Exhibit "B-4".

                     (ii) UCC-3 Termination Statement for the Linda K. Garrelts
                  Security Interest in the form attached as Exhibit "C-4".

                  6. ESCROW INSTRUCTIONS. Counterpart of the Escrow Instructions provided by the Escrow Agent, specified below, in the form attached as Exhibit "E".

         D. THE CLOSING; DELIVERY OF DOCUMENTS; ESCROW. On the Effective Date, as part of the Closing, Sellers shall deliver to Sellers' legal counsel stock certificates representing all of the Shares properly endorsed (or accompanied by executed Stock Powers) transferring said certificates to the Buyer. Seller's legal counsel shall hold such Shares until the filing of UCC-1 Financing Statements attached as Exhibits "B-3" and "C-3", respectively to perfect the security interests granted pursuant to the Exhibits "B-2" and "C-2" Security Agreements in favor of Ricker H. Jones and Linda K. Garrelts, respectively. The Sellers shall use their best efforts to cause the UCC-1 Financing Statements to be filed not later than one business day after the Effective Date.

                  On the effective date, as part of the Closing, the Buyer shall pay into the Sellers' legal counsel's trust account the Paragraph I.B(i) cash portion of the Purchase Price with the instructions that the funds are not to be distributed to the Sellers until the Closing is completed, the escrow has been established, and UCC-1 Financing Statements have been filed, thus perfecting the Sellers' security interests in the collateral. Upon completion of the Closing, which shall not be deemed completed prior to receipt of written confirmation of the filing of said UCC-1 Financing Statements, the legal counsel of the Sellers shall be authorized to disburse the Buyer's Purchase Price funds to the Sellers and deliver the stock certificates transferring ownership of all of the Company's outstanding stock to Buyer.

                  On the Effective Date, following execution of the documents, legal counsel for the Sellers shall deliver the original executed Promissory Notes of the Buyer, together with copies of this Agreement, the Security Agreements, Financing Statements, the Guaranty, and the original, executed UCC-3 Termination Statements to Allegro Escrow of Spokane, Washington, the Escrow Agent for this transaction. The Buyer and the Seller shall share equally, one-half (1/2) each, in set up and annual escrow fees of the Escrow Agent. In the event of default in the Security Agreements or the Promissory Notes that is not timely cured, the Escrow Agent shall be authorized to deliver said documents to the Sellers, after the Sellers have provided such documentation or proof of default and failure to timely cure as the Escrow Agent may reasonably require.

                  As part of the Closing, on the Effective Date, the Sellers shall deliver to the Buyer all of the items specified in Paragraph V.A. above, except to the extent otherwise specifically provided regarding delivery to Sellers' counsel or to the Escrow Agent. On the Effective Date, the Buyer shall deliver to the Sellers all the items specified in Paragraph V.C., except to the extent otherwise provided herein in regard to delivery to Sellers' counsel or to the Escrow Agent. On the Effective Date, the Company shall deliver the original of the Guaranty to the Sellers and a copy of the signed Guaranty to the Buyer and to the Escrow Agent. On the Effective Date, the Buyer shall receive a fully executed copy of the Employment Agreement referenced above. On the Effective Date, Linda K. Garrelts shall receive an original of the fully executed Employment Agreement.

         E.       DISTRIBUTIONS AND TRANSFERS TO SHAREHOLDERS.

                  1. Following the Balance Sheet Date (9/30/99), but prior to the Effective Date, or on the Effective Date prior to Closing, the Company shall transfer to the Sellers by distribution as a dividend:
         (i) the automobile described on Schedule 5(e) to Ricker H. Jones; and
         (ii) all of the Company's rights in and to all legal claims and settlement proceeds, if any, arising out of the legal actions set forth on Schedule 5(e); and (iii) one-half of the value (based upon current cash surrender values) of the two life insurance policies insuring the Sellers, in each case distributed to the insured (with the other 1/2 of the value of said policy being transferred to said insured by purchase as described in Paragraph 2); and (iv) an amount of cash required to equalize the total dividend distribution payable to Ricker H. Jones and Linda K. Garrelts as set forth in Schedule 5(e); and (v) cash for payment of "S" corporation income taxes, in the sum of $22,120.00 ($11,060.00 to each Seller) which was distributed on October 15, 1999.

                  2. In addition, prior to Closing, the Company shall sell to each insured Seller the remaining one-half of the corporate-owned life insurance policy insuring said insured Seller for one-half of its then current value, as set forth in Schedule 5(e) so that following the Subparagraph 2. Dividend and the Subparagraph 3. Sale, each insured Seller shall be the sole owner of said Insurance policy insuring his or her life.

                  3. The item E(i) and E(ii) distributions referenced above shall not reduce the equity of the Company for purposes of the price adjustment provision provided in

         Paragraph I.C above. The above-referenced Item E(iii), E(iv) and E(v) cash distributions shall be considered as reductions in equity for purposes of the Paragraph I.C. price adjustment provision.

                  4. In addition, as a result of the ownership by the Company prior to the Effective Date of the two above referenced life insurance policies insuring the lives of the Sellers, which policies were issued by a mutual life insurance company, a distribution of cash and stock of the insurance company, or a subsidiary of the insurance company, is expected at an undetermined future date to owners of record of the insurance policies as of March of 1999 based upon the Insurance Company's "demutualization.". Therefore, even though it is the agreement of the parties that all rights in said insurance policies insuring the Sellers are to be transferred to the Sellers prior to the Effective Date, the Company, after the Effective Date will nevertheless receive said cash and stock proceeds resulting from demutualization of said insurance company. The Company will receive said proceeds as nominee for the Sellers.

                  5. Buyer covenants that upon said receipt of said life insurance company distribution of cash and stock by the Company, the Buyer will cause the Company to transfer all of said distribution in equal portions to the Sellers, as beneficial owners. The Buyer further covenants that said transfer to the Sellers will occur not later than five (5) business days after receipt of said cash and stock by the Company. Said covenants of the Buyer shall survive the closing of this transaction. The Sellers, jointly and severally, agree to indemnify the Company, and the Buyer, from any income tax liability incurred by the Buyer, or the Company, arising from receipt and transfer of said insurance company cash and stock proceeds, as record owner, to the Sellers, as beneficial owners.

VI.      CONFIDENTIAL INFORMATION;  SELLER'S COVENANTS NOTE TO COMPETE.

         A.       CONFIDENTIAL INFORMATION.

                  (i) Each Seller acknowledges that the confidential trade, business and financial secrets and other confidential and proprietary information obtained or possessed by such Seller concerning the business affairs of the Company (the "Confidential Information") will be the property of the Buyer and not either Seller. Confidential information includes, but is not limited to, sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers or venders, customer lists, and information regarding methods of doing business. Each Seller agrees that such Seller will not disclose to any person or use for such Seller's own account any of the Confidential Information unless and to the extent that such Confidential Information is required to be disclosed by law, or pursuant to a judicial order or decree, or becomes generally known to and available for use by the public otherwise than as a result of the act or omission to act of either Seller. Each Seller agrees to deliver to Buyer, at any time Buyer may request, all memoranda, notes, plans, records, reports, and other documents (and copies thereof) relating to the conduct of the business of the Company of which he or she may then possess or have under his or her control.

                  (ii) Each Seller agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five (5) days before disclosure or within one (1) business day after such Seller is informed that such disclosure is being or will be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

                  (iii) Each Seller further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

                  (iv) As used in this Paragraph VI, "Buyer" shall include Horizon Pharmacies, Inc. and any of its affiliates.

         B.       NON-COMPETITION.

                  (i) In consideration of the payment of Five Thousand Dollars ($5,000.00), which shall be allocated equally between the Sellers, each Seller agrees that, until 11:59 p.m. on the third anniversary of the date thereof, such Seller will not directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever (i) engage, within a five (5) mile radius of the locations such Seller worked for the Company, in the operation of a retail pharmacy or in any other business activity that Buyer is conducting, or is intending to conduct, on the Effective Date (a "Competing Business"), (ii) directly or indirectly hire, attempt to hire, or contact or solicit with respect to hiring any employee of the Company or Buyer, or directly or indirectly induce or attempt to influence any employee of the Company or Buyer to terminate his or her employment, (iii) divert or take away any customers of the Company or Buyer, or directly or indirectly request or advise any present or future customers of the Company or Buyer to cancel any contracts with the Company or Buyer or curtail their dealings with the Company or Buyer; (iv) directly or indirectly request or advise any present or future service provider or financial resource of the Company or Buyer to withdraw, curtail, or cancel the furnishing of such service or resource to the Company or Buyer. Notwithstanding the foregoing, for the remaining portion of the Term of Non-Competition, Linda K. Garrelts may work as an employed retail pharmacist not more than twenty (20) hours per week so long as she has no other interest in the employer if in good faith it can reasonably be determined that said employer pharmacy is: located more than a one (1) mile radius from any retail drug store in Spokane or Deer Park that is owned or operated by the Company. The parties agree that full time or part time employment by

         Linda K. Garrelts at a hospital or mail order pharmacy shall not be deemed in violation of Linda K. Garrelts' Non-Competition agreement herein.;

                  (ii) During the term of Non-Competition, each Seller agrees not to use such Seller's knowledge of, or application of Confidential information to perform any duty for any Competing Business; it being understood and agreed to that this Paragraph IV.B(ii) shall be in addition to and not be construed as a limitation upon the covenants in Paragraphs VI.A and VI.B(i) hereof.

                  (iii) Each Seller acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Company and Buyer.

                  (iv) If any court determines that any portion of this Paragraph VI is invalid or unenforceable, the remainder of this Paragraph VI shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Paragraph VI, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

VII. CONSULTING BY RICKER H. JONES. For a period of ninety (90) days following the Effective Date of this Agreement, Ricker H. Jones agrees to provide consulting services on a part-time basis as requested by the Buyer to assist in the transition of ownership and operation of the Company to the Buyer. The parties agree that Ricker H. Jones will not be required to devote more than two-thirds of his working time and that the parties will reach mutual agreement concerning Ricker H. Jones' work schedule to render said consulting services. Ricker H. Jones shall not be required to act as a retail pharmacist. In exchange for said consulting services, Ricker H. Jones shall receive consulting fees of Five Thousand Dollars ($5,000.00) per month (pro rated on a per diem basis for any partial month during the ninety (90) day consulting period). The parties agree that Ricker H. Jones shall provide said services as an independent contractor and not as an employee of the Buyer. Upon completion of said ninety (90) day consulting period, in the event that the Buyer desires that said consulting by Ricker H. Jones continue for an additional period, Ricker H. Jones agrees to negotiate in good faith for an extension of said consulting period for a reasonable period of time beyond the ninety (90) day initial term.

VIII. POST CLOSING COVENANTS OF THE BUYER. Following the Closing on the Effective Date, the Buyer covenants that so long as any amount remains owing under the Promissory Notes referenced in Paragraph I.B(ii) payable to Ricker
H. Jones and Linda K. Garrelts, copies of which are attached as Exhibits "B-1" and "C-1", respectively, the Buyer will cause the Company to comply with the following:

         A. REPAIRS AND INSURANCE. Buyer shall cause the Company to keep the property pledged as security pursuant to the Security Agreements, copies of which are attached hereto as Exhibits "B-2 and C-2", in good repair and shall, subject to the next sentence, obtain and maintain insurance against loss or damage to the tangible personal property pledged as security, by fire or any other risks covered by insurance of a type known as "broad form extended coverage". Notwithstanding the provisions of the preceding sentence, the Buyer will not be required to maintain any insurance coverage covering said tangible personal property that is greater in scope or type of coverage than what the Company maintained insuring said assets prior to the Effective Date. Ricker H. Jones and Linda K. Garrelts shall be named as additional Insureds, and shall be provided copies of the insurance binders and policies providing said coverage.

         B. CONTINUED OPERATION OF COMPANY'S DRUG STORES. The Buyer shall continue to operate, in the ordinary course of business, the Company's drug stores in Spokane and Deer Park in a manner consistent with good business practices, taking into consideration historical business operations of the Company.

IX. EMPLOYEES. Nothing contained in this Agreement shall be deemed to give any employee of the Company the right to be retained in the employ of the Company on or after the Effective Date, to retain the same salary, job responsibility or job location, or interfere with the right of the Company to terminate any employee at any time. The parties acknowledge that the employee benefits, and who bears the cost of said employee benefits between the employer and the employee, vary substantially between the Company's policies, in effect prior to the Effective Date, and the Buyer's policies for its employees. The parties further agree that pursuant to the Buyer's request, the Company shall continue its current pre-Effective Date payroll practices pertaining to the payment of compensation and benefits (and Employer-Employee allocation of the cost of such benefits) to Company's employees through December 31, 1999.

X. COOPERATION. Buyer, the Sellers and the Company agree to cooperate fully with one another in taking any actions necessary or helpful to accomplish the transactions contemplated hereby; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any of its affiliates.

XI. COSTS AND EXPENSES. Except as otherwise expressly set forth in this Agreement, Buyer, the Sellers and the Company agree that each party shall be solely responsible for all costs and expenses incurred by it in connection with the consummation of the transactions contemplated hereby; provided, however, that: (i) all transfer, sales, documentary, stamp, or use taxes or similar charges resulting from the stock sale transactions contemplated hereby shall be borne by the Sellers, and not by the Company; (ii) the costs of the inventory referenced in Paragraph I.C, and the cost of the escrow agent referenced in Paragraph V.D shall be borne one-half by the Buyer and one-half by the Company (cost of taking inventory, pre-Closing) or the Sellers (as to the escrow expense); and (iii) the Closing costs of the Company and of the Sellers relating to professional fees (e.g., legal and accounting), as well as the cost of preparing the Company's final "S" corporation tax return for the period ending on the Effective Date, and whether said professional services relating to the Closing and Sale are rendered pre-Closing or within thirty

(30) days after Closing, shall be paid by the Company, as a pre-Closing expense, whether or not such payment relating to the Sellers would constitute a dividend distribution (but with the understanding that said payments will affect the price adjustment provision of Paragraph I.C above). In the event of a dispute between the parties in connection with this Agreement or the transactions contemplated hereby, each of the parties hereto agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

XII.     INDEMNIFICATION.

         A. From and after the Effective Date, the Sellers, jointly and severally, agree to indemnify and hold Buyer and its affiliates harmless from and against all costs, losses and damages (including reasonable attorney fees) incurred by Buyer or such affiliates as a result of or arising out of: (1) the breach by the Company or either Seller of any of its or their representations and warranties contained in this Agreement; (2) the failure by the Company or either Seller to perform its or their covenants set forth in this Agreement; and
(3) any claims against the Company or Horizon pertaining to the complaints by a former employee disclosed in Schedule 3(o), or otherwise arising out of such Employee's employment with the Company pre-Effective Date. From and after the Effective Date, Buyer agrees to indemnify and hold the Sellers harmless from and against all costs, losses and damages (including reasonable attorney fees) incurred by either Seller as a result of or arising out of (x) the breach by Buyer of any of its representations and warranties contained in this Agreement and (y) the failure by Buyer to perform its covenants set forth in this Agreement. The indemnified party shall make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of the indemnifying party without the prior written consent of the indemnifying party.

         B. All representations and warranties contained herein shall survive the Closing in full force and effect through the second anniversary of the Effective Date and, following termination of a representation or warranty, no claim can be brought with respect to a breach of a representation or warranty, but such termination shall not affect any claim for a breach of a representation or warranty that was asserted before the date of termination; provided, however, that the representations and warranties set forth in paragraphs 3(b), 3(m) and 4(a) will survive the consummation of the transactions contemplated hereby and will remain in full force and effect until the expiration of the applicable statute of limitations. All post-Closing covenants of the parties set forth herein (including those contained in any exhibit hereto) shall survive Closing until they are fully complied with (or until expiration of the applicable statute of limitations in the event of their breach and failure to timely cure said default). To the extent that such are performable after the Effective Date, each of the covenants and agreements made hereunder shall survive indefinitely.

         C. In the event that a Seller is liable for any breaches of any representations, warranties, covenants or agreements contained in this Agreement, after the Effective Date, such Seller shall not be entitled to contribution or any other payment from the Company for any costs, losses or damages (including attorneys' fees) that such Seller is obligated to pay. In addition, effective as of the Effective Date, each Seller hereby waives and releases any and all rights that such Seller may have under this Agreement or any other documents executed in connection herewith to assert claims of contribution against the Company, provided, however, that this waiver of contribution from the Company shall not be interpreted as waiving any claim the Sellers may have in the future against the Company for its post-Closing failure to comply with all of the Company's obligations to the Sellers set forth in: Paragraphs V.E.4 and 5; Paragraphs VIII.A and B; and the Exhibits "B-2" and "C-2" Security Agreements.

         D. Each Seller and Buyer agrees that any payment of indemnified costs made hereunder will be treated by the parties on their tax returns as an adjustment to the Purchase Price. If, notwithstanding such treatment by the parties, any payment of indemnified costs is determined to be taxable income rather than adjustment to Purchase Price by any taxing authority, then the indemnifying party shall indemnify the indemnified party for any taxes payable by the indemnified party or any subsidiary by reason of the receipt of such payment (including any payments under this paragraph XII.D), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

         E. Paragraphs V.E, VI, VII, VIII, X, XI, XII, XIV, XV, XVI, XVII, XVIII, XIX, XX, XXI, XXII, XXIII, XXIV and this paragraph XII shall survive termination of this Agreement.

XIII. SPECIFIC PERFORMANCE. Buyer, each Seller and the Company recognize that if the Company or either Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. In no event shall either Seller be entitled to seek specific performance with respect to any of the Buyer's obligations arising under this Agreement.

XIV. PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and transferees. No party may voluntarily or involuntarily assign its or his interest under this Agreement without the prior written consent of the other parties hereto, except for any assignment to an affiliate of Buyer or any Person with or into which Buyer merges or consolidates in which case Buyer shall remain fully obligated under this Agreement as an assignor.

XV. AMENDMENT. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment or consent is sought.

XVI. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF WASHINGTON (WITHOUT REFERENCE TO ITS RULES AS TO CONFLICTS OF LAW).

XVII. NOTICE. All notices, requests, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given A. if transmitted by facsimile, upon acknowledgment of receipt thereof in writing by facsimile or otherwise; B. if personally delivered, upon delivery or refusal of delivery;
C. if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or D. if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be addressed to the respective party to whom such notice, consent, waiver or other communication relates at the following addresses:

                  To Sellers:       Jones Low Price Drugs, Inc.
                  (Pre Closing)     906 South Monroe
                                    Spokane, WA 99204
                                    Fax:  (509) 455-7450

                  To Sellers:       Ricker H. Jones
                  (Post Closing)    6205 S. Helena Street
                                    Spokane, WA  99223

                                    Linda K. Garrelts
                                    Post Office 20100
                                    Spokane, WA  99204

                  Copy to: Douglas, Eden, Phillips and DeRuyter, P.S.
                                    West 422 Riverside, Suite 909
                                    Spokane, Washington 99201
                                    Attention: Ron Douglas
                                    Fax:  (509) 455-5348

                  To Buyer:         HORIZON Pharmacies, Inc.
                                    531 West Main Street
                                    Denison, TX 75020
                                    Attention:  Rick McCord
                                    Fax:  (903) 465-6769

                  Copies to:        Vinson & Elkins L.L.P.
                                    3700 Trammell Crow Center
                                    2001 Ross Avenue
                                    Dallas, Texas  75201
                                    Attention:  Jay H. Hebert
                                    Fax:  (214) 999-7745

XVIII.   COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

XIX. SEVERABILITY. Buyer, each Seller and the Company agree that if one or more provisions contained in this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

XX. ENTIRE AGREEMENT. This Agreement and the exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

XXI. NO LIABILITY. The Company and each Seller agrees that no stockholder, director or officer of Buyer or its affiliates shall have any personal or individual liability for the obligations of Buyer under this Agreement or any other agreement entered into in connection with this Agreement other than as an assignee of this Agreement.

XXII. BROKERS. None of Buyer, either Seller or the Company nor any person acting on behalf of such parties has agreed to pay any commission or finder's fee in connection with this Agreement, other than to Rick Glass whom the parties acknowledge has represented the Sellers. The parties agree that the payment of the brokerage commission due to Rick Glass shall be the sole responsibility of the Sellers.

XXIII.   FURTHER ACTIONS. After the Effective Date, the Sellers shall execute and deliver such other certificates, agreements, conveyances, and other documents, and take such other action, as may be reasonably requested by Buyer in order to transfer and assign to, and vest in, Buyer the Shares pursuant to the terms of this Agreement or to permit Buyer to control the Company and its assets.

XXIV. PUBLIC ANNOUNCEMENTS. Except for statements required by law or by any listing agreements with any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures filed pursuant to the Securities Act of 1933 or the Securities Act of 1934, Buyer and the Sellers shall consult with each other before making any public statements with respect to this Agreement or the transactions contemplated hereby.

XXV. REFERENCES AND TITLES. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "THIS AGREEMENT," "HEREIN," "HEREBY," "HEREUNDER," and "HEREOF," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "THIS SECTION," "THIS SUBSECTION," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "INCLUDING" (in its various forms) means "INCLUDING WITHOUT LIMITATION."

Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

         IN WITNESS WHEREOF, Buyer, each Seller and the Company have caused this Agreement to be signed, all as of the date first written above.

                                                 HORIZON PHARMACIES, INC.



                                                 By: /s/ Robert Mueller
                                                 -------------------------------
                                                 Name: Robert Mueller
                                                 Title: Chief Operating Officer


                                                 RICKER H. JONES


                                                 /s/ Ricker H. Jones
                                                 -------------------------------
                                                 Ricker H. Jones




                                                 LINDA K. GARRELTS


                                                 /s/ Linda K. Garrelts
                                                 -------------------------------
                                                 Linda K. Garrelts


                                                 JONES LOW PRICE DRUGS, INC.



                                                 By: /s/ Ricker H. Jones
                                                 -------------------------------
                                                 Name: Ricker H. Jones
                                                 Title: President

                                LIST OF EXHIBITS


         Exhibit A         -        Share Certificates

         Exhibit B-1       -        Promissory Note - Jones

         Exhibit C-1       -        Promissory Note - Garrelts

         Exhibit B-2       -        Security Agreement - Jones

         Exhibit C-2       -        Security Agreement - Garrelts

         Exhibit B-3       -        UCC-1 Financing Statements - Jones

         Exhibit C-3       -        UCC-1 Financing Statements - Garrelts

         Exhibit B-4       -        UCC-3 (Termination Statement) - Jones

         Exhibit C-4       -        UCC-3 (Termination Statement) - Garrelts

         Exhibit D         -        Employment Agreement - Garrelts
         Exhibit E         -        Escrow Instructions

         ExhibitF-1        -        Jones Drug Guaranty - Jones

         Exhibit F-2       -        Jones Drug Guaranty - Garrelts

         Exhibit G         -        Opinion of Counsel - Douglas, Eden, Phillips & DeRuyter, P.S.

         Exhibit H         -        Contribution Agreement (Jones and Garrelts)

                                      26

                                LIST OF SCHEDULES

         Schedule 3(j)      -       List of Environmental Matters


         Schedule 3(o)      -       Disclosure of Possible Employee Related Claims


         Schedule 3(p)      -       List of Debt Instruments and Material Agreements


         Schedule 4(a)      -       List of Sellers' Stock Ownership in Company


         Schedule 5(e)      -       Distributions to Shareholders

                                      27